           As filed with the Securities and Exchange Commission on June 9, 2006.

                                           Registration Statement No. 333-134016
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                   FORM S-3/A
                          Registration Statement Under
                           the Securities Act of 1933
                               (Amendment No. 2)

                       Green Plains Renewable Energy, Inc.
             (Exact name of registrant as specified in its charter)

                                      Iowa
            (State or jurisdiction of incorporation or organization)

                                   84-1652107
                      (I.R.S. Employer Identification No.)

              7945 W. Sahara Avenue, Suite 107, Las Vegas, NV 89117
        Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Barry A. Ellsworth
                       Chairman of the Board and President
                        7945 W. Sahara Avenue, Suite 107
                               Las Vegas, NV 89117
                                 (702) 363-9307
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                Eric L. Robinson
                              BLACKBURN & STOLL, LC
                          257 East 200 South, Suite 800
                     Salt Lake City, UT 84101 (801) 521-7900

         Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a registration statement is a registration statement pursuant to General Instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e)
under the Securities Act, check the following box. [ ]

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the
Securities Act, check the following box. [ ]

                                         CALCULATION OF REGISTRATION FEE

======================================== ============ ============ ===================== =====================
                                                                     Proposed Maximum         Amount of
Title of Each Class of Securities to be                                 Aggregate            Registration
            Registered (1)                                          Offering Price (2)         Fee (3)
---------------------------------------- ------------ ------------ --------------------- ---------------------
Common Stock                                                                --                    --
---------------------------------------- ------------ ------------ --------------------- ---------------------
Warrants                                                                    --                    --
---------------------------------------- ------------ ------------ --------------------- ---------------------
Total                                                                  $150,000,000              $16,050(4)
======================================== ============ ============ ===================== =====================

       (1) There are being registered hereunder an indeterminate number of shares of common stock, an indeterminate number of warrants to purchase common stock and an indeterminate number of shares of common stock issuable upon exercise of the warrants, as may be sold from time to time. In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed initial offering price of $150,000,000.

       (2) The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of
Form S-3 under the Securities Act.

       (3) Calculated pursuant to Rule 457(o) of the Securities Act.

       (4) Previously paid.

                                 ---------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the
Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                     Subject to completion, dated o , 2006.
                       Green Plains Renewable Energy, Inc.
                               an Iowa Corporation

         We may offer and sell an indeterminate number of shares of our common stock and warrants in one or more offerings. Those securities may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers by the directors of the Company on a continuous or delayed basis.
Sales may be made at market prices prevailing at the time of the sale, prices related to the then-current market price, fixed prices or in privately negotiated transactions or otherwise. When securities are offered and sold using this prospectus, we will provide a supplement to this prospectus that will contain specific information about the offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

         Our common stock is currently traded on the NASDAQ Capital Market under the symbol GPRE. On May 10, 2006, the last reported sales price of our common stock was $50.50 per share.

         Our principal executive offices are located at 7945 W. Sahara Ave.,
Suite 107, Las Vegas, Nevada 89117 and our telephone number at that address is
(702) 363-9307.

         Investing in our securities involves substantial risks. See "Risk
Factors" beginning on page 3 for a discussion of certain factors that should be considered by prospective purchasers of our securities.

                            -------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                     This Prospectus is dated _______, 2006

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

                       ----------------------------------

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement filed with the
Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may sell our common stock and warrants in one or more offerings up to an aggregate dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus and the prospectus supplements, includes the material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described herein under "Where You Can
Find More Information" before buying securities in this offering.

         We may sell the securities to or through underwriters, dealers or agents or the directors of the Company may sell directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them.

         As used in this prospectus, "GPRE," "Company," "we," "our," and "us"
refer to Green Plains Renewable Energy, Inc., except where the context otherwise requires or as otherwise indicated.

                                     SUMMARY

         This summary contains basic information about us and this prospectus and the information incorporated by reference in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus and the other documents which are incorporated by reference in this prospectus carefully, including the section titled "Risk Factors" and our financial statements and the notes thereto, before making an investment in our securities.

The Company

         Green Plains Renewable Energy, Inc., an Iowa Corporation, was organized on June 29, 2004 to construct and operate a 50 million gallon dry mill, fuel grade ethanol plant in Shenandoah, Iowa (the "Plant"). We raised approximately
$637,500 in seed capital in 2004 to further the project. We then raised gross proceeds of $34,459,900 in our initial public offering that closed in November
2005. We expect that the Shenandoah project will cost approximately $81.4 million. We have also entered into loan arrangements whereby Farm Credit
Services of America, FLCA and other participating lenders have agreed to loan us up to $47,000,000 to use for construction costs and working capital. Therefore, we believe that we have the necessary funding to build the Shenandoah Plant.

         We plan to build the Plant such that it will, according to representatives of our design-builder, Fagen, Inc. ("Fagen"), have an annual capacity to process approximately 18 million bushels of corn into approximately
50 million gallons of ethanol and will produce approximately 160,000 tons annually of animal feed known as Distillers Dried Grains with Solubles ("DDGS")
on a dry matter basis. These are the principal by-products of the ethanol production process. Fagen, Inc. representatives have indicated to us that the
Plant will also produce approximately 148 thousand tons of raw carbon dioxide annually as another by-product of the ethanol production process. We are still exploring the options available to us to recover and market the raw carbon dioxide. However, because there is significant ethanol production in the areas where we intend to locate the Plant, we may not be able to find a market for our
CO(2) and may end up venting it off as many other producers do.

         On February 22, 2006, we acquired all of the outstanding ownership interest in Superior Ethanol, LLC. Superior has options to acquire at least 135 acres of property in Dickinson County, Iowa, has a feasibility study relating to the anticipated supply and cost of corn in the surrounding area as well as the potential returns of an ethanol plant built at this site, the site is zoned as
"heavy industrial," the site has been awarded a 100% property tax abatement from
Dickinson County, Iowa for a period of 12 years and a 80% abatement for the following three years.

         Operational plans continue to progress on the Superior ethanol plant project with the builder, the rail engineers, the permitting processes, and the utility consultants. We intend to build a 50 million gallon ethanol plant at this site. The location of the plant at the site has been determined, 68 acres of land have been purchased, and an application for an air permit has been filed with the Iowa Department of Natural Resources (IDNR). In Iowa, such approvals usually take between 60 to 90 days once filed. We do not have the necessary funding to build this plant.

         We also own an option on another property in Atlantic, Iowa. We have asked the Cass County Board of Supervisors for a Tax Increment Financing ("TIF")
rebate on this project and have also asked them to zone the site as "light industrial." We are currently waiting for a decision by the Cass County Board of
Supervisors concerning these issues. We do not have the necessary funding to build this plant.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

                                  RISK FACTORS

         Investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors as well as other information in this prospectus and in any prospectus supplements before making your investment decision. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described below actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Common Stock

We plan to construct the ethanol plants by means of substantial leverage of equity, resulting in substantial debt service requirements that could reduce the value of your investment.

         We are borrowing approximately 60% of the cost to construct the
Shenandoah plant. We anticipate borrowing 50% or more of cost to construct the
Superior and Atlantic plants should we choose to build those plants. Upon completion of the Shenandoah plant, we anticipate that the principal amount of our total term debt obligations will be approximately $47,000,000. The plants we intend to build in Superior and Atlantic, Iowa would require us to raise approximately 50% of the total costs in equity or $46.75 million for each plant.
As a result, our capital structure will be highly leveraged. Our debt load and service requirements could have important consequences which could reduce the value of your investment, including:

         o Limiting our ability to borrow additional amounts for operating capital and other purposes or creating a situation in which such ability to borrow may be available on terms that are not favorable to us;

         o Reducing funds available for operations and distributions because a substantial portion of our cash flow will be used to pay interest and principal on our debt;

         o Making us vulnerable to increases in prevailing interest rates;

         o Placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;

         o Subjecting all, or substantially all of our assets to liens, which means that there will be virtually no assets left for stockholders in the event of a liquidation; and,

         o Limiting our ability to adjust to changing market conditions, which could increase our vulnerability to a downturn in our business or general economic conditions.

         In the event that we are unable to pay our debt service obligations, we could be forced to: (a) reduce or eliminate dividends to stockholders, if they were to commence or (b) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we are unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our business would be adversely affected and we may be forced to liquidate, and you could lose your entire investment.

There is no assurance that the current public trading market for our common stock will continue at current prices or at all and your investment may be illiquid for an indefinite amount of time.

         There can be no assurance that our common stock will continue to be traded on the NASDAQ Capital Market or that any other public trading market will continue after this offering.

Lenders are requiring us to abide by restrictive loan covenants that may hinder our ability to operate and reduce our profitability.

         Our current loan arrangements and future loan arrangements governing our secured debt financing will contain a number of restrictive affirmative and negative covenants. These covenants may limit our ability to, among other things:

         o Incur additional indebtedness;

         o Make capital expenditures in excess of prescribed thresholds;

         o Pay dividends to stockholders;

         o Make various investments;

         o Create liens on our assets;

         o Utilize the proceeds of asset sales; or,

         o Merge or consolidate or dispose of all or substantially all of our assets.

         We are also required to maintain specified financial ratios, including minimum cash flow coverage, minimum working capital and minimum net worth. We are also required to utilize a portion of any excess cash flow generated by operations to prepay our term debt. A breach of any of these covenants or requirements could result in a default under our debt agreements. If we default, and if such default is not cured or waived, a lender could, among other remedies, accelerate our debt and declare that such debt is immediately due and payable. If this occurs, we may not be able to repay such debt or borrow sufficient funds to refinance our debt. Even if new financing is available, it may not be on terms that are acceptable. Such an occurrence could cause us to cease building the Plant, or if the Plant is constructed, such an occurrence could cause us to cease operations. No assurance can be given that our future operating results will be sufficient to achieve compliance with such covenants and requirements, or in the event of a default, to remedy such default.

The common stock will be diluted in value and will be subject to further dilution in value.

         We issued a total of 765,000 shares of common stock to our founders and to seed capital investors in a private offering. Initially, 550,000 shares of common stock were sold to our two founding stockholders at $0.25 per share. We then issued an additional 215,000 shares to seed capital investors at a price of
$2.50 per share. We then issued 3,445,990 shares of common stock at $10 per share, which included warrants exercisable for approximately 861,498 shares of common stock for aggregate consideration of approximately $25,844,940 in our public offering that closed in November 2005. Soon thereafter we issued an additional 5,000 shares to a director of our Company for services rendered, and an additional 5,000 shares were issued in January 2006, to the engineering firm that designed the rail layout for our plant in Shenandoah, Iowa for services rendered. In February 2006, we issued an additional 100,000 shares of our common stock to a director of the Company from whom we acquired Superior Ethanol, LLC.
Superior Ethanol is now a wholly owned subsidiary of GPRE that has various assets including, but not limited to, cash in the amount of approximately
$210,000, land and options to purchase land near Superior, Iowa, where we intend to build an ethanol plant, and property tax abatements that we believe will be beneficial to our Company, if we are successful in our attempts to build a plant in Superior, Iowa.

         The common stock being offered to investors with this offering will be at significantly higher prices. The issuance of the prior shares is dilutive to the common stock offered in this offering. In addition, if for any reason we are required in the future to raise additional equity capital, and if such equity capital is raised at a lesser price or on more favorable terms than those in this offering, investors in this offering will suffer further dilution to their investment. There is no assurance that further dilution will not occur in the future.

Risks Related to the Company

We have a limited operating history and our management has limited experience in the ethanol industry.

         We were recently formed and have no history of operations. Our proposed operations are subject to all the risks inherent in the establishment of a new business enterprise. We have limited experience in the ethanol industry. Should we decide to build facilities at the Superior or Atlantic sites, there is no assurance that we will be successful in securing additional equity or debt financing, and/or in our efforts to build and operate these plants. Even if we successfully meet all of these objectives and begin plant operations, there is no assurance that we will be able to market the ethanol produced or operate the proposed plants profitably.

We may not be able to manage our start-up period effectively.

         We anticipate a period of significant growth, involving the construction and start-up of operations of the proposed plants and the hiring of our employees. This period of growth and the start-up of the proposed plants are likely to be a substantial challenge to us. We have limited financial and human resources. We will need to implement operational, financial and management systems and to recruit, train, motivate and manage our employees. We will be operating in areas of relatively low unemployment. Though we believe that we can manage start-up effectively and properly staff our operations, there is no assurance that this will occur, and any failure by us to manage our start-up effectively could have a material adverse effect on us, our financial condition, cash flows, results of operations and our ability to execute our business plan.

If our cash flow from operations is not sufficient to service our debts, then the business may fail and you may lose your entire investment.

         Our ability to repay our debt will depend on our financial and operating performance and on our ability to successfully implement our business strategy. We cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. Our financial and operational performance depends on numerous factors including prevailing economic conditions and certain financial, business and other factors beyond our control. Our cash flows and capital resources may be insufficient to repay our debt obligations. If we cannot pay our debt service, we may be forced to reduce or delay capital expenditures, sell assets, restructure our indebtedness or seek additional capital. If we are unable to restructure our indebtedness or raise funds through sales of assets, equity or otherwise, our ability to operate could be harmed and the value of your common stock could decline.

         The lenders who finance the construction of our plants have and will take a security interest in our assets, including our real property and the plants. If we fail to make our debt financing payments, the lenders will have the right to repossess the secured assets, including our real property and the plants, in addition to other remedies. Such action would end our ability to continue operations. If we fail to make our financing payments and we cease operations, your rights as a holder of common stock are inferior to the rights of our creditors. We may not have sufficient assets to make any payments to you after we pay our creditors.

No Assurance of Equity Financing

         Based on our business plan and current construction cost estimates, which have risen significantly in the past several months due to price increases in raw materials, such as steel, stainless steel, cement, etc, we believe we will need to raise approximately $93,500,000 in funding for construction and start-up expenses relating to the Superior Plant and approximately $93,500,000 in funding for construction and start-up expenses relating to the Atlantic
Plant, or $187,000,000 in total funding for construction and start-up expenses for both plants. We believe that we must raise approximately (i) $46,750,000 in an equity financing after deduction of selling commissions in order to obtain debt financing sufficient to complete the Superior Plant, (ii) $46,750,000 in an equity financing after deduction of selling commissions in order to obtain debt financing sufficient to complete the Atlantic Plant, and (iii) $93,500,000 in equity financings offering after deduction of selling commissions in order to obtain debt financing sufficient to complete both plants. There is no assurance that we will be successful in raising these amounts.

A necessary part of our plan of operations in connection with the construction of the Superior and Atlantic sites is the receipt of significant debt funding, of which there can be no assurance.

         Assuming that we are able to raise sufficient funds from the sale of our common stock, we will seek to secure approximately $93,500,000 in senior long term debt from one or more commercial banks or other lenders to complete the financing for the Superior and Atlantic plants. We anticipate that the amount of the debt will be raised proportionately to achieve the approximately
50% equity, 50% debt ratio that is expected to be needed to borrow the term debt necessary to fund the projects. Because the amount of equity raised is not known at this time, the amount and nature of total debt is also not known.

         We have no contracts or commitments with any bank, lender or financial institution for this debt financing. We have initiated discussions with potential lenders regarding debt financing, but have not received any commitment for such financing. There is no assurance that such commitment will be received, or if it is received, that it will be on anticipated terms or terms that are otherwise acceptable to us. If debt financing on acceptable terms is unavailable for any reason, we will be forced to abandon our efforts to build plants in
Superior and Atlantic.

Our business success is dependent on unproven management.

         Prior to hiring Allen Sievertsen, our general manager, no one in the management of our Company had any prior experience in the ethanol business.
Allen oversaw the construction of the Husker Ag ethanol plant in Plainview, NE and acted as its general manager for approximately 4.5 years, prior to joining our Company. In March of 2006, Wayne Hoovestol was elected to our Board of
Directors. Mr. Hoovestol presently serves on the boards of two other operating ethanol plants and has done so for several years. Although Mr. Sievertsen has overseen the construction of an ethanol plant before, and has successfully managed an extremely profitable Fagen built plant, and Mr. Hoovestol has been an investor in other ethanol plants for several years and has served on the boards of other operating ethanol plants, we are still presently, and likely will continue to be, heavily dependent upon our current management, who, with the exception of Mr. Sievertsen and Mr. Hoovestol, have no experience in operating ethanol plants. We presently have only five employees, and our founders and directors will therefore be instrumental to our success.

         We currently have eight directors. These individuals are experienced in business generally, some have experience in raising capital, others in construction, as well as in governing and operating companies, one serves on the boards of two other operating ethanol plants and has done so for the past several years and has a good working knowledge of ethanol plants in general, but none have significant experience in organizing, building and operating an ethanol plant. It is also possible that one or more of our founding stockholders and/or directors may later become unable to serve, and we may be unable to recruit and retain suitable replacements. Our dependence on our founding stockholders and directors may have a material adverse impact upon our operations, our cash flows and overall financial performance.

         Our board of directors will have the exclusive right to make all decisions with respect to the management and operation of our business and our affairs. Investors will have no right to participate in the decisions of our board of directors or in the management of the proposed plants. Investors will only be permitted to vote in a limited number of circumstances. Accordingly, no person should purchase securities unless such person is willing to entrust all aspects of our management to the board of directors. We are presently managed by our board of directors. Only one of our directors has expertise in the ethanol industry. In addition, all members of our board of directors are presently engaged in business and other activities outside of and in addition to our business, with the exception of Mr. Ellsworth, our Chairman, President and CEO, who is currently devoting all of his time to the operations of the Company.
These other activities impose substantial demands on the time and attention of such directors.

         We anticipate hiring a general manager and a plant manager for each plant we build. We expect to hire general managers and plant managers with experience in the ethanol industry and a production plant similar to our plants.
We also intend to hire a controller that has both experience as a controller of a public company and experience with ethanol production. However, there is no assurance that we will be successful in attracting or retaining such individuals because of a limited number of individuals with expertise in the area and a competitive market with many new plants being constructed. Furthermore, we may have difficulty in attracting other competent personnel to relocate to Iowa, or other locations in the event that such personnel are not available locally. Our failure to attract and retain such individuals would likely have a material adverse effect on our operations, cash flows and financial performance.

We have a history of losses and may never become profitable.

        For the period from our formation on June 29, 2004 through February 28,
2006, we incurred an accumulated net loss of $435,921. We believe we will continue to incur significant losses from this time forward until we are able to secure financing and successfully complete construction and commence operations of the Plant. There is no assurance that we will be successful in completing this Offering, in securing additional financing and/or in our efforts to build and operate the proposed ethanol plants. Even if we successfully meet all of these objectives and begin operations at one or more of the proposed ethanol plants, there is no assurance that we will be able to operate profitably.

We are dependent on Fagen, Inc. for expertise in the commencement of operation in the ethanol industry and any loss of this relationship could result in diminished returns or the loss of your investment.

         We are dependent on our relationship with Fagen, Inc., and its employees in connection with the construction of our plant in Shenandoah, Iowa.
Specifically, we are dependent upon the Fagen, Inc. employees Mr. Roland "Ron"
Fagen and Mr. Wayne Mitchell. Mr. Fagen and Mr. Mitchell have considerable experience in the construction, start-up and operation of ethanol plants. Any loss of our relationship with Fagen, Inc., Mr. Fagen, or Mr. Mitchell, particularly during the construction and start-up period for the Shenandoah plant, may have a material adverse impact on our operations, cash flows and financial performance.

         We will be dependant on our relationship will Agra, and its employees, particularly, Mr. Pat Hinner, its President, in the same manner we are dependant upon Fagen, Inc. at the plant in Shenandoah, at the plants in Superior and
Atlantic, Iowa, should we commence construction of those plants.

Risks Related to Plant Construction

We will depend on key suppliers, whose failure to perform could hinder our ability to operate profitably and decrease the value of your investment.

         We are highly dependent upon Fagen, Inc. and ICM, Inc. to design and build the Shenandoah plant. We have a Design-Build Agreement with Fagen, Inc.
relating to the Shenandoah Plant. However, because Fagen, Inc. is presently so busy, we have decided to use another builder and another process technology provider on the two other plants we intend to build. We are presently negotiating a final Design-Build Contract with Agra concerning the Superior site. However, we do not have definitive binding agreement relating to the design or construction of the Superior or Atlantic plants. We anticipate that we will execute definitive binding Design-Build Contracts with Agra to construct the Superior and Atlantic Plants. We anticipate that Delta-T will be the process technology provider at both the Superior and Atlantic plants if we decide to build at these locations. Delta-T technology is used in various ethanol plants throughout the United States and we believe we will be able to enter into an agreement with Delta-T to provide the process technology for these plants if we decide to build them. However, there is no assurance that such agreements will be executed.

         Even with an executed Design-Build Contract, there are general risks and potential delays associated with such projects, including, but not limited to, fire, weather, permitting issues, and delays in the provision of materials or labor to the construction site. Any significant delay in a planned completion date may have a material adverse effect on our operations, cash flows and financial performance.

         If a design-builder were to terminate its relationship with us after plant construction was initiated, there is no assurance that we would be able to obtain a replacement design-builder. Any such event would likely have a material adverse affect on our operations, cash flows and financial performance. There can be no assurance that we will be able to retain a design-builder for the
Superior or Atlantic plants.

         We anticipate that the agreement with Agra relating to the Superior and
Atlantic plants will contain a number of provisions that are favorable to Agra and unfavorable to us. The agreement could also include a liquidated damages or consequential damages provision like our agreement with Fagen, Inc. This would benefit us, but it could result in an early completion bonus clause for Agra.
Although no such provisions have been discussed, if such a provision is ultimately agreed upon, our payment of an early completion bonus could substantially reduce our net cash flows and financial performance during the periods of the payment of such bonus.

We will depend on our general contractors and technology providers for timely completion of our proposed plants and training of personnel, but our general contractors' involvement in other projects could delay the commencement of our operations and further delay our ability to commence operations.

         We believe that Fagen, Inc. and Agra are negotiating with other parties to begin construction with other ethanol plants in 2006, 2007 and 2008. If our general contractors have entered into other Design-Build contracts with liquidated damage or consequential damage clauses with other plants, there could be substantial risk to our projects. For example, if one or both of our general contractors is under pressure to complete another project in order to avoid the operation of such a clause or is already operating under such a clause, such general contractor may prioritize the completion of these other plants ahead of one or more of our proposed plants. As a result, our ability to sell ethanol products would be delayed having a material adverse effect upon our operations, cash flows, and financial performance.

         We are also highly dependent upon our general contractors' and process technology providers' experience and ability to train our personnel in operating the proposed plants. If the proposed plants are built and do not operate to the level anticipated by us in our business plan, we will rely on our general contractors to adequately address such deficiency. There is no assurance that our general contractors will be able to address such deficiency in an acceptable manner. Failure to do so could have a material adverse affect on our operations, cash flows and financial performance.

Construction delays could result in a delay in our commencement of operations and generation of revenue, if any.

         We expect that our Shenandoah Plant will not begin operating until approximately June of 2007 and that our proposed Superior Plant will not begin operations until at least the fall of 2007, assuming construction begins in the summer of 2006 of which there can be no assurance. The Atlantic project is not as advanced as the Superior project and there is a local group that also wants to build an ethanol plant in Atlantic. Due to the local politics that exist in
Atlantic, there are greater risks associated with the Atlantic site - risks that may hinder our ability to build at that site. However, we are pressing forward in Atlantic and are looking at other possible sites as well. Even if we are eventually able to build in Superior and Atlantic, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or these projects, could cause construction and operation delays. If it takes longer to raise the financing, obtain necessary permits or construct the proposed plants than we anticipate, it would delay our ability to generate revenues and make it difficult for us to meet our debt service obligations. This could reduce the value of our common stock and could negatively affect our ability to execute our plan of operation.

If there are defects in plant construction it may negatively affect our ability to operate one or more of the proposed plants.

         There is no assurance that defects in materials and/or workmanship in one or more of the proposed plants will not occur. Under the terms of our existing Design-Build Contract with Fagen, Inc. and we anticipate under the terms of the proposed Design-Build Contracts for Superior and Atlantic, our
general contractors would warrant that the materials and equipment furnished to build the proposed plants would be new, of good quality, and free from material defects in materials or workmanship at the time of delivery. Though these arrangements are anticipated to require our general contractors to correct all defects in materials or workmanship for a period of time after substantial completion of the proposed plant, material defects in materials or workmanship may still occur. Such defects could cause us to delay the commencement of operations of one or more of the proposed plants, or, if such defects are discovered after operations have commenced, to halt or discontinue plant operations. Any such event may have a material adverse effect on our operations, cash flows and financial performance.

If the preliminary plant sites identified in Superior or Atlantic are not viable, it could result in substantial delays and costs.

         We have preliminarily selected a site for construction of plant near
Superior, Iowa and Atlantic, Iowa. However, we may locate these or additional plants elsewhere in Iowa or elsewhere. Although, after choosing a final site, the site will be tested, prior to commencing construction, there can be no assurance that we will not encounter hazardous conditions at a site. We are relying on our general contractor to determine the adequacy of each site for plant construction. We may encounter hazardous conditions at the site that may delay the construction of a plant. Our general contractors will not be responsible for hazardous conditions encountered at a site. Upon encountering a hazardous condition, our general contractor may suspend work in the affected area. If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition will likely delay construction at the affected site and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that our general contractor will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous condition. If we encounter any hazardous conditions during construction, such event may have a material adverse effect on our operations, cash flows and financial performance.

If we were not able to obtain the required zoning to build at the Atlantic site, we may not be able to proceed with our proposed plant.

         The site in Superior has already been zoned "heavy industrial" so we do not anticipate any zoning issues in Superior. The proposed site in Atlantic, however, is zoned "agricultural" and we will need to have this site rezoned as
"light industrial" or "heavy industrial." We have applied to have the Atlantic site rezoned as "light industrial" and believe we will receive the required zoning to build. But there is a risk that we may not be able to secure the necessary zoning reclassification. If the Cass County Board of Supervisors is not willing to rezone the land as has been requested, we will not be able to build at the Atlantic site and will attempt to find another location to build.
No assurance can be given at this time, however, that we would be successful in finding another site or that we will be successful in getting the Atlantic site rezoned.

A change in environmental regulations or violations thereof could impede our ability to successfully operate the Plants.

         We will be subject to extensive air, water and other environmental regulation and we will need to obtain a number of environmental permits to construct and operate the Plants we intend to build. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require. Assuming we build the Plant in Iowa, the Iowa Department of Natural Resources ("IDNR") may also require us to conduct an environmental assessment prior to considering any permits.

         Ethanol production involves the emission of various airborne pollutants, including particulate (PM10), carbon monoxide (CO), oxides of nitrogen (N0x) and volatile organic compounds. As a result, we will need to obtain an air quality permit from the IDNR. We have applied for this permit at the Superior site and will apply for the same at the Atlantic site once we receive the necessary zoning and the plant is actually sited on the plot of ground. We also intend to apply for and receive from the IDNR a storm-water discharge permit, a water withdrawal permit, public water supply permit, and a water discharge permit, a storm-water discharge permit, a water withdrawal permit, public water supply permit, and possibly a waste water discharge permit at both sites, as we did in Shenandoah. We anticipate applying for these permits before construction commences. We do not anticipate a problem receiving all required environmental permits. However, if for any reason any of these permits are not granted, construction costs for the Plants may increase, or the Plants may not be constructed at all. In addition, the IDNR could impose conditions or other restrictions in the permits that are detrimental to us or which increase costs to us above those assumed in this project. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.

Any delay or unanticipated cost in providing rail service infrastructure to the
Superior or Atlantic Plants could significantly impede our ability to successfully operate these proposed plants

         We anticipate that rail service will be provided to the plant in
Superior, Iowa by the Union Pacific Railroad (UP). We have hired Antioch
International ("Antioch") to help us with those issues. Antioch is the rail engineering firm that designed the rail layout at the Shenandoah site. Three different rail options for the plant in Superior have been drawn by Antioch and
Antioch has been in contact with Union Pacific for several months concerning the
Superior site. On April 28, 2006, we received notice from Union Pacific that they intend to service the site in Superior. However, the preliminary approval is contingent upon Superior Ethanol and GPRE meeting all UP Engineering and
Operating design standards. Although, with the assistance of Antioch, we believe we can accomplish this, no assurance can be given that we will not encounter problems with the rail design. If any such problems were to occur and UP decided not to service the plant because of this, our cash positions could be negatively affected, as would our future financial performance and the value of our securities could decrease substantially.

         We anticipate that rail service will be supplied by the Iowa Interstate
Railroad (IIR) at the Atlantic site. We have been in contact with the owners of the IIR for several months and have engaged Antioch to assist us with the rail issues and design for the Atlantic site. However, the IIR is not currently able to transport unit trainloads of ethanol or corn to the east, because the rail is not heavy enough to carry the weight and is in need of repair. The IIR has been awarded a $32 million dollar loan to repair and replace the old rail and it is anticipated that the needed work will be accomplished in a timely manner.
However, if for any reason it was not completed in a timely manner, this could cause added costs and delays in marketing our products at the Atlantic site and we may decide not to build at this site if adequate rail service is not available.

                                       10

         At both of these new sites, we will need to establish a rail spur from the main line and lay more track for railcar storage, similar to the spur and storage track that is needed at the Shenandoah site. In order to have rail service for the Plants, a rail siding to accommodate at least 75 rail cars will need to be added to the site. This is anticipating that 50 million gallon plants will be built initially. We anticipate that both plants would be expanded to 100 million gallon plants at sometime in the future. To accommodate unit trains of ethanol from any of the sites, additional rail storage will be needed. It is anticipated that the Company would add the additional track needed for unit trains at both sites in the future to realize additional savings in freight charges. The estimated cost of such rail siding for the 75 car storage is approximately $3.5 million. We will need to negotiate with the nearest railroad or with another third party to provide this rail at the Plants. There is no assurance that an acceptable agreement will be reached with a railroad or other third party to do this, or on acceptable terms. Failure to reach such an agreement would have a material adverse effect on us, our cash flows and financial performance, and could require us to abandon the project.

Any material variance between the actual cost verses our cost estimates relating to the construction and operation of the Superior and Atlantic plants could materially and adversely affect our ability to operate the plants profitably.

         It is anticipated that AGRA will construct the Superior and Atlantic ethanol plants for a contract price not to exceed a specified amount, based on the plans and specifications in the anticipated Design-Build Contract. However, another builder may be used if a more competitive bid could be secured from another reliable builder. We have based our future capital needs on a design for the Plants that will cost approximately $93.5 million for the Superior plant, and approximately $93.5 million for the Atlantic plant. These numbers include all costs that are anticipated to be incurred at both sites. The actual design-build price for the plants will be less than the $93.5 million, just as the actual cost for the plant itself in Shenandoah was less than the total capital that is going to be spent to build that plant. The $93.5 million price includes the needed capital for site preparation prior to the actual commencement of construction, construction period interest and the working capital needed to commence operations, which includes the capital needed to purchase corn, natural gas and the hedging activities associated with these commodities.

         The estimated cost of the plants is based on preliminary discussions, and there is no assurance that the final cost of the plants will not be higher.
There is no assurance that there will not be design changes or cost overruns associated with the construction of the plants. Any significant increase in the estimated construction cost of the plants may have a material adverse effect on our operations, cash flows and financial performance.

         We will acquire insurance that we believe to be adequate to prevent loss from foreseeable risks. However, events occur for which no insurance is available or for which insurance is not available on terms that are acceptable to us. Loss from such an event, such as, but not limited to, earthquake, tornados, war, riot, terrorism or other risks, may not be insured and such a loss may have a material adverse effect on our operations, cash flows and financial performance.

Risks Related to Ethanol Production

Our ability to operate at a profit is largely dependent on grain prices and ethanol and distillers dried grains prices.

         Our results of operations and financial condition will be significantly affected by the cost and supply of grain and by the selling price for ethanol and DDGS. Price and supply are subject to and determined by market forces over which we have no control. We will be dependent on the availability and price of corn. Although the areas surrounding the proposed plants produce a significant amount of corn and we do not anticipate problems sourcing corn, there is no assurance that a shortage will not develop, particularly if there were an extended drought or other production problem. In addition, our financial projections assume that we can purchase grain for approximately $2.10 to $2.25 per bushel. During the past year, we have monitored the price of corn in the areas of Iowa where our proposed Plants are expected to be located and those prices have been lower, at most times, than the average price per bushel of corn for Iowa in general. Over the past ten years, the straight average price for

                                       11

corn in Iowa has been approximately $2.185 per bushel. However, there is no assurance that we will be able to purchase corn for any of these prices. Corn prices are primarily dependent on world feedstuffs supply and demand and on U.S.
and global corn crop production. These factors can be volatile because of weather, stocks prices, export prices and the government's agricultural policy.
The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future.

         We anticipate purchasing our corn from farmers in the areas surrounding the proposed plants and possibly in the cash market and hedging corn through futures contracts to reduce short-term exposure to price fluctuations. We intend to contract with third parties to manage our hedging activities. We anticipate hiring an experienced corn buyer to purchase our corn. However, we have no definitive agreements with any third party to do so at this time, nor do we have any contracts with any corn producers to provide corn to the plants. We may also enter into supply agreements with local elevators for the origination, supply and delivery of corn to the plants. There is no assurance that such agreements will be available or be on acceptable terms. Our purchasing and hedging activities may or may not lower our price of corn, and in a period of declining corn prices, these advance purchase and hedging strategies may result in our paying a higher price for corn than our competitors. Further, hedging for protection against the adverse changes in the price of corn may be unsuccessful, and could result in substantial losses to us. Generally, higher corn prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased corn costs to our customers. There is no assurance that we will be able to pass through higher corn prices. If a period of high corn prices were to be sustained for some time, such pricing may have a material adverse effect on our operations, cash flows and financial performance.

         There are also risks associated with possible droughts. If there were to be an extended period of drought throughout the Midwest, there is a possibility that there would not be enough corn to operate our ethanol plants.
If such an extended drought were to occur prior to us paying off our anticipated debt, we may have to discontinue operations entirely, our lenders could take over our assets, and you could loose your entire investment.

         Our revenues will also be dependent on the market prices for ethanol and DDGS. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results

Increased ethanol productions may negatively affect ethanol prices and materially reduce our ability to operation successfully.

         We believe that ethanol production is expanding rapidly at this time.
There are numerous new plants under construction or planned for construction, both inside and outside the State of Iowa. We also expect existing ethanol plants to expand their present capacity which will further increase the supply of ethanol.

         We cannot provide any assurance or guarantee that there will be any material or significant increases in the demand for ethanol. Increased production of ethanol may lead to lower prices. The increased production of ethanol could have other adverse effects as well. For example, the increased production could lead to increased supplies of co-products from the production of ethanol, such as DDGS. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and corn production creating lower profits. There can be no assurance as to the price of ethanol or DDGS in the future. Any material adverse change affecting the price of ethanol and/or DDGS may have a material adverse effect on our operations, cash flows and financial performance.

                                       12

We expect to compete with existing and future ethanol plants and oil companies, which may result in diminished returns on your investment.

         We will operate in a very competitive environment. We will compete with large, multi-product companies that have much greater resources than we presently have, and plants with a capacity greater than, equal to or less than our plant(s). We will face competition for capital, labor, management, corn and other resources. Many of our competitors have greater resources than we currently have or may have in the future.

         We anticipate that as additional ethanol plants are constructed and brought on line, the supply of ethanol will increase. The absence of increased demand may result in lower prices for ethanol. There is no assurance that we will be able to compete successfully or that such competition will not have a material adverse effect on our operations, cash flows and financial performance.

         We will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol. An example of such other additives is MTBE, a petrochemical derived from methanol. MTBE costs less to produce than ethanol. Many major oil companies produce MTBE and because it is petroleum-based, historically its use has been strongly supported by major oil companies. However, with the passage of the Federal Energy Bill in 2005, the protection against lawsuits that producers of MTBE had prior to its passage were removed. Therefore, most producers and blenders of MTBE are now unwilling to blend MTBE with gasoline to be sold in the United States. MTBE is considered a pollutant of ground water and its use has already been banned by several states and may eventually be banned by all states. Despite this, alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to develop alternative products, and to influence legislation and public perception. Competition from these companies may have a material adverse effect on our operations, cash flows and financial performance.

We are dependent on third-party brokers or others to sell our products which may result in diminished returns.

         We currently have no sales force of our own to market ethanol and DDGS and do not intend to establish such a sales force. We intend to sell all of our ethanol to a third-party broker pursuant to an output contract, such as the one we have with RPMG at the Shenandoah site. We also intend to contract with third-party brokers to market and sell our DDGS feed products. As a result, we will be dependent on the ethanol brokers and the feed brokers. There is no assurance that we will be able to enter into contracts with any ethanol broker or feed product broker on acceptable terms. If the ethanol broker breaches the contract or does not have the ability (for financial or other reasons) to purchase all of the ethanol we produce, we will not have any readily available means to sell our ethanol. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and DDGS feed products may have a material adverse effect on our operations, cash flows and financial performance.

Engaging in hedging activities to minimize the potential volatility of corn prices could result in substantial costs and expenses.

         In an attempt to minimize the effects of the volatility of corn costs on operating profits, we will likely take hedging positions in corn futures markets and in the natural gas markets. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation.
The effectiveness of such hedging activities is dependent upon, among other things, the cost of corn and natural gas and our ability to sell sufficient amounts of ethanol and DDGS. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities can themselves result in costs because price movements in corn contracts and natural gas are highly volatile and are influenced by many factors that are beyond our control.

                                       13

Our ability to successfully operate is dependent on the availability of energy and water at anticipated prices.

         The proposed plants will require a significant and uninterrupted supply of electricity, natural gas and water to operate. We plan to enter into agreements with local gas, electric, and water utilities to provide our needed energy and water. There can be no assurance that those utilities will be able to reliably supply the gas, electricity, and water that we need.

         If there is an interruption in the supply of energy or water for any reason, such as supply, delivery or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows and financial performance.

         With respect to the Shenandoah site, we believe that sufficient gas can be supplied to the Shenandoah plant by upgrading an existing line running from
Red Oak to Shenandoah. The cost to do this will be significantly less than the estimated $3,510,000 that it would cost to construct a new gas pipeline to this plant. However, no assurance can be given at this time that the pipeline can be upgraded in a timely manner. If it were not completed by the time that plant was ready to commence operations, we would be in default with our lenders, and we would not be able to commence operations in a timely manner, which would have an extremely negative effect on our cash flows and financial performance. Further, even if the pipeline were to be completed on time, at the present time we have no contracts, commitments or understandings with any natural gas supplier to supply gas to the plant. We have entered into an agreement with U.S. Energy
Services, Inc. of Wayzata, Minnesota to negotiate and purchase natural gas for the plant from third party providers of natural gas for up to six months after the Plant becomes operational. However, there can be no assurance given at this time that we or U.S. Energy Services will be able to obtain a sufficient supply of natural gas or that we will be able to procure alternative sources of natural gas on acceptable terms, even with the assistance of U.S. Energy Services. In addition, natural gas prices have historically been extremely volatile.
Presently, prices are significantly higher than the historical average price -
approximately $6.75 mcf. Higher natural gas prices may have a material adverse effect on our operations, cash flows and financial performance. Therefore, we urge investors to carefully consider the significant risks involved concerning the potential of higher natural gas prices in the future in making a decision about investing in our securities.

         The site in Superior, Iowa is located within 1.5 miles of a large interstate natural gas line owned by Northern Natural Gas. The anticipated cost to run a line to the plant is approximately $1.65 million and we believe
Northern Natural will absorb a large percentage of those upfront costs. The
Atlantic site is within 3 to 3.5 miles of a large interstate pipeline owned by
Northern Natural Gas. There can be no assurance, however, that we will secure adequate supplies of natural gas for these plants.

         We will also need to purchase significant amounts of electricity to operate the proposed plants. We have negotiated an agreement with Mid American
Energy to supply electricity to the Shenandoah plant for a period of five years.
No definitive agreements have been made with respect to the Superior and
Atlantic sites. We believe that our agreement with Mid American in Shenandoah will be beneficial to the Company. However, no assurance can be given that we will be able to negotiate such favorable rates after the five year period is over or that we will be able to negotiate favorable rates for the Superior or
Atlantic plants. Electricity prices have historically fluctuated significantly.
Sustained increases in the price of electricity would increase our cost of production. As a result, these issues may have a material adverse effect on our operations, cash flows and financial performance.

         Sufficient availability and quality of water are important requirements to produce ethanol. We anticipate that our water requirements for the Superior
Plant to be approximately 400 to 600 gallons per minute, depending on the quality of the water. We believe we will be able to drill our own wells at the
Superior site and that these wells will be able to supply the proposed plant at that site with sufficient water to operate the plant. However, no assurance can be given that they will.

                                       14

         The City of Shenandoah has sufficient capacities of water to meet our needs and we have negotiated a contract with the city to supply water to the plant at a price that we believe will be favorable to our operations. However, no assurance can be given that a prolonged drought could not diminish the water supplies and our ability to obtain water from the town or that we would continue to have sufficient water supplies in the future. Shenandoah is in the southwestern part of the State of Iowa and has a history of water shortages.
Historically, this area of the State has experienced periods of drought. We are exploring the possibility of drilling wells in the area of the Shenandoah site to use as back up for the plant. However, no assurance can be given at this time that we will be able to drill wells at the site or in another location near this site. The inability to drill such wells, and the possibility of drought, may have a material adverse effect on our operation.

         We anticipate that we will be able to drill our own wells at both the
Superior and Atlantic sites and these wells will be able to supply sufficient water to operate both of the plants at their respective locations. However, we will probably have to install reverse osmosis filtration systems and/or a precipitating cold lime softener at both sites to filter the water to remove minerals that could cause damage to the fermentation system, the heat exchange plates in the cooling towers, and the pipes at the plants. Such systems can be built for between $600,000 to $2,500,000 depending on the concentration of such minerals. Test wells will be drilled at each site and that water will be tested so we will know the precise types of filtration we will need before construction commences at either or both sites. However, there can be no assurance that we will obtain sufficient amounts of water to operate the plants from the wells.

Risk of foreign competition from producers who can produce ethanol at less expensive prices than it can be produced using corn.

         According to information obtained from the website of the Iowa Farm
Bureau there are large international companies that have much greater resources than we do, including Cargill, developing foreign ethanol production capacity.
Cargill is currently developing ethanol production capacity in El Salvador to process Brazilian ethanol for export to the U.S. Long-standing U.S. trade preferences for Caribbean and Central American countries allow them to ship ethanol to the U.S. duty-free, avoiding a 54 cent per gallon import tariff that would otherwise apply. The fact that such ethanol can be produced for less than ethanol made from corn creates a risk to our ability to compete successfully against such lower cost ethanol. However, because Brazil uses so much of their own ethanol and because countries like China and India are consuming more and more oil and ethanol, we believe such risks are being minimized by the world's greater demand for energy. However, such risks from foreign producers of less expensive ethanol do exist and should be considered before making any investment in our securities.

         Further, if the import duty on foreign ethanol were to ever be lifted for any reason, our ability to compete with such foreign companies would be drastically reduced. The Bush Administration is presently considering removing this tariff. Although, at this time, such risks cannot be precisely quantified, we believe that such risks exist, and could increase in the future. Therefore, anyone contemplating a purchase of the securities being offered herewith should be aware of them and consider them in making their investment decision.

Risks Related to Regulation and Governmental Action

The loss of favorable tax benefits for ethanol production could hinder our ability to successfully operate.

         Congress currently provides federal tax incentives for oxygenated fuel producers and marketers. Ethanol blended with gasoline is one of the oxygenated fuels that qualify for federal tax incentives. These tax incentives allow a lower federal excise tax rate for gasoline blended with at least 10%, 7.7%, or
5.7% ethanol. Additionally, income tax credits are available for blenders of ethanol mixtures and small ethanol producers. Gasoline marketers pay a reduced tax on gasoline sold that contains ethanol. The current credit for gasoline blended with 10% ethanol is 5.1(cent) per gallon. Currently, a gasoline marketer that sells gas without ethanol must pay a federal tax of 18.4(cent) per gallon compared to 13(cent) per gallon for gas with 10% ethanol. The tax on gasoline

                                       15

blended with 10% ethanol gradually increased to 13.3(cent) per gallon in 2005.
Smaller credits are available for gasoline blended with 7.7 percent and 5.7 percent ethanol. The ethanol industry and our business are dependent upon the continuation of the federal ethanol credit. This credit has supported a market for ethanol that may disappear without the credit.

         The federal tax incentives were scheduled to expire on September 30,
2007, but have recently been replaced by legislation which has extended those incentives to the year 2010. These tax incentives to the ethanol industry may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of those laws, regulations or programs could adversely affect the future use of ethanol in a material way. We cannot assure you that any of those laws, regulations or programs will continue. The elimination or reduction of federal tax incentives to the ethanol industry would have a material adverse impact on our business by making it more costly or difficult for us to produce and sell ethanol. If the federal ethanol tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result.

A change in environmental regulations or violations thereof could impede our ability to successfully operate the plants.

         We will be subject to extensive air, water and other environmental regulation and we will need to obtain a number of environmental permits to construct and operate the plants. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require. The Iowa Department of Natural Resources ("IDNR")
may also require us to conduct an environmental assessment prior to considering any permits.

         Ethanol production involves the emission of various airborne pollutants, including particulate (PM10), carbon monoxide (CO), oxides of nitrogen (N0x) and volatile organic compounds. As a result, we will need to obtain an air quality permit from the IDNR. We have recently applied for this permit for the Superior site and anticipate that we will apply for such a permit at the Atlantic site once the plant has been sited by our anticipated builder in
Atlantic. We expect that we will be granted the permits at both sites prior to the time that construction is anticipated to commence. We will also have to apply to the IDNR for a storm-water discharge permit, a water withdrawal permit, public water supply permit, and a water discharge permit for both the Superior and the Atlantic sites. We anticipate obtaining these permits before the times that they will be needed during the construction process. We do not anticipate a problem receiving all required environmental permits. However, if for any reason any of these permits are not granted, construction costs for the plants may increase, or the plants may not be constructed at all. In addition, the IDNR could impose conditions or other restrictions in the permits that are detrimental to us or which increase costs to us above those assumed in this project. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.

         Even if we receive all required permits from the IDNR, we may also be subject to regulations on emissions from the Environmental Protection Agency
("EPA"). Currently the EPA's statutes and rules do not require us to obtain separate EPA approval in connection with construction and operation of the proposed Plant. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations. If any of these events were to occur, they may have a material adverse impact on our operations, cash flows and financial performance.

Our inability to obtain required regulatory permits and/or approvals will impede our ability and may prohibit completely our ability to successfully operate the plants.

         We also intend to apply for and receive from the IDNR a storm-water discharge permit, a water withdrawal permit, public water supply permit, and possibly a waste water discharge permit at both the Superior and Atlantic sites.
We do not anticipate a problem receiving all required environmental permits.
However, if for any reason any of these permits are not granted at any of our

                                       16

sites, construction costs for the plant may increase, or the plant may not be constructed at all. In addition, the IDNR could impose conditions or other restrictions in the permits that are detrimental to us or which increase costs to us above those assumed in this project. The IDNR and the EPA could also change their interpretation of applicable permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. The IDNR and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.

         Even if we receive all required permits from the IDNR, we may also be subject to regulations on emissions from the United States Environmental
Protection Agency, "EPA". Currently the EPA's statutes and rules do not require us to obtain separate EPA approval in connection with construction and operation of the proposed plants. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, to the detriment of our financial performance.

         In the past, federal laws that required the use of oxygenated gasoline encouraged ethanol production and use. Ethanol contains 35% oxygen by weight.
When combined with gasoline, ethanol acts as an oxygenate. As a result, the gasoline burns cleaner, and releases less carbon monoxide and other exhaust emissions into the atmosphere. The federal government encourages the use of oxygenated gasoline as a measure to protect the environment. Oxygenated gasoline is commonly referred to as reformulated gasoline or "RFG."

         The government's regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding the required oxygen content of automobile emissions could have an adverse effect on the ethanol industry. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration (OSHA). OSHA regulations may change such that the costs of the operation of the plants may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.

Unidentified Risks

         The foregoing discussion is not a complete list or explanation of the risks involved with an investment in this business. Additional risks will likely be experienced that are not presently foreseen by us. Investors are not to construe this prospectus as constituting legal or tax advice. Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors.

         An investor should be aware that we will assert that the investor consented to the risks or inherent in this prospectus if the investor brings a claim against us or any of our directors, officers, managers, employee, advisors, agents or representatives.

                           FORWARD-LOOKING STATEMENTS

         Throughout this prospectus, we make "forward-looking statements."
Forward-looking statements include the words "may," "will," "estimate,"
"continue," "believe," "expect" or "anticipate" and other similar words. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not

                                       17

achieve such plans or objectives. Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

         o The availability and adequacy of our cash flow to meet its requirements, including payment of loans;

         o Economic, competitive, demographic, business and other conditions in our local and regional markets;

         o Changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

         o Actions taken or omitted to be taken by third parties including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

         o Competition in the ethanol industry;

         o The loss of any license or permit;

         o The loss of our Plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

         o Changes in our business strategy, capital improvements or development plans;

         o The availability of additional capital to support capital improvements and development; and,

         o Other factors discussed under "Risk Factors" or elsewhere in this prospectus.

         You should read this prospectus and any accompanying prospectus supplements completely and with the understanding that actual future results may be materially different from what we expect. The forward looking statements specified in this prospectus have been compiled as of the date of this prospectus and any accompanying prospectus supplement and should be evaluated with consideration of any changes occurring after the date of this prospectus and any accompanying prospectus supplement. We will not update forward-looking statements even though our situation may change in the future.

                            ESTIMATED USE OF PROCEEDS

         Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for construction of ethanol plants at the Superior and Atlantic sites and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiation any such transactions.
Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         The following is a summary description of the material terms of our common stock, as set forth in our articles of incorporation that governs the rights of our common stock, and our warrants. While we believe that the following description covers the material terms of these securities, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, our articles of incorporation and the other documents we refer to for a more complete understanding of these securities.

                                       18

General

         As of May 8, 2006, we had 4,360,667 shares of our common stock issued and outstanding, excluding outstanding warrants to purchase 832,721 shares of common stock. Our articles of incorporation provides that we may issue up to
25,000,000 shares of our common stock, $0.001 par value per share.

Common Stock

         The holders of outstanding shares of our common stock, par value
$0.001, are entitled to receive dividends out of assets legally available at such time and in such amounts as the Board of Directors may from time to time determine. Each shareholder is entitled to one vote for each share of common stock held by any such shareholder on all matters submitted to a vote of shareholders. Under our articles of incorporation and bylaws, shareholders are not entitled to cumulate votes for directors, which means that the holders of the majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities. There are no restrictions on alienability of the common stock. Each outstanding share of our common stock is duly authorized, validly issued, fully paid and non-assessable. Upon receipt by us of payment therefor, and upon issuance of, all shares of common stock offered hereby will be, duly authorized, validly issued, fully paid and non-assessable.

Description Of Warrants

         The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase our common stock. We may issue warrants independently or together with our common stock offered by any prospectus supplement, and the warrants may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

         The warrants will be evidenced by warrant agreements, which are contracts between us and the holders of the warrants. The following summaries of material provisions of the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular offering of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

         We will describe in the applicable prospectus supplement the terms relating to the warrants. The prospectus supplement will describe the following terms, to the extent applicable:

         o  the offering price and the aggregate number of warrants offered;

         o  the total number of shares of common stock that can be purchased if a holder of the warrants exercises them;

         o  the number of warrants being offered with each share of our common stock;

         o  the date on and after which the holder of the warrants can transfer them separately from the related common stock;

                                       19

         o  the number of shares of our common stock that can be purchased if a holder exercises the warrant and the price at which such common stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the common stock receivable upon exercise;

         o  the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

         o  the date on which the right to exercise the warrants begins and the date on which that right expires; and

         o  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

         Until any warrants to purchase our common stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, including any rights to receive dividends or to exercise any voting rights.

         Each holder of a warrant is entitled to purchase the number of shares of our common stock at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

         Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a warrant will be adjusted proportionately if we subdivide or combine our common stock.

                              PLAN OF DISTRIBUTION

         We may use this prospectus and any accompanying prospectus supplement to sell shares of our common stock and warrants from time to time as follows:

         o  through agents;
         o  to dealers or underwriters for resale;
         o  directly to purchasers by one or more of our officers or directors;
            or
         o  through a combination of any of these methods of sale.

         In some cases, we, or dealers acting with us or on our behalf, may also purchase shares of our common stock and warrants and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of shares of our common stock and warrants through any of these methods or other methods described in the applicable prospectus supplement.

         The shares distributed by any of these methods may be sold to the public, in one or more transactions, at:

         o  a fixed price or prices, which may be changed;
         o  market prices prevailing at the time of sale;
         o  prices related to prevailing market prices at the time of sale;
         o  varying prices and terms determined at the time of sale; or
         o  negotiated prices.

         We may solicit offers to purchase shares of our common stock and warrants directly from the public from time to time. To the extent we sell our shares directly to the public they will be sold by our officers and directors.
We will not pay commissions to our officers or directors for these sales. They will be selling securities under the safe harbor provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Our officers and

                                       20

directors participating in the sale of our securities may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act of
1933.

         We may also designate agents from time to time to solicit offers to purchase shares of our common stock or warrants from the public on our behalf or on behalf of the Company. If required, the prospectus supplement relating to any particular offering will name any agents designated to solicit offers, and will include information about any commissions that may be paid to those agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

         From time to time, we may sell shares of our common stock or warrants to one or more dealers acting as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those shares to the public.

         We may sell shares of our common stock or warrants from time to time through or directly to one or more underwriters, who may place shares for us on our behalf or who may purchase the shares as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we place through, or sell shares directly to underwriters, we may execute an underwriting agreement with them at the time of placement or sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the shares for whom they may act as agents. Underwriters may resell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we may pay to underwriters, and any discounts, concessions, or commissions such underwriters may allow to participating dealers, in connection with an offering of shares of our common stock or warrants using this prospectus.

         In connection with an offering of shares of our common stock or warrants using this prospectus, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the applicable securities while an offering is in progress.

         The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

         These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

         We will bear all costs, expenses and fees associated with the registration of the shares.

         Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against specified liabilities, including liabilities under the Securities Act. The underwriters, dealers and agents, as well as their affiliates or associates, may be advisors or lenders to, and may engage in transactions with and perform services for, us in the ordinary course of business.

                                       21

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Blackburn & Stoll, LC, Salt Lake City, Utah.

                                     EXPERTS

         The financial statements as of November 30, 2005 and 2004 and for the year ended November 30, 2005 and for the periods from June 29, 2004 (inception)
through November 30, 2004 and 2005 included in this prospectus and registration statement have been audited by L. L. Bradford & Company, LLC, independent registered accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, and we have an internet website address at http://www.gpreethanol.com. You may read and copy any document we file at the Securities and Exchange Commission's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please
call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the
Securities and Exchange Commission at 100 F Street, N.E, Washington, D.C. 20549
or obtain copies of such documents from the Securities and Exchange Commission's website at http://www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus, a Current Report (or portion thereof) furnished, but not filed, on
Form 8-K shall not be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under
Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

         o  Our Annual Report on Form 10-K for the fiscal year ended November
            30, 2005;

         o  Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended November 30, 2005;

         o  Our Quarterly Report on Form 10-Q for the period ended February 28,
            2006;
         o  Our Current Reports on Form 8-K dated January 23, 2006, January 26,
            2006, February 6, 2006, March 14, 2006, and May 5, 2006; and
         o  A description of our common stock, par value $.001 per share, contained in our Registration Statement on Form 8-A filed with the
            SEC on December 16, 2005.

                                       22

                                ----------------

                       Green Plains Renewable Energy, Inc.

                         ________ Shares of Common Stock
                     _____ Warrants to Purchase Common Stock

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the registrant in connection with the maximum offering for the securities included in this Registration Statement:

      Securities and Exchange Commission registration fee...... $      16,050
      Blue Sky fees and expenses...............................        30,000
      Printing and shipping expenses...........................        20,000
      Legal fees and expenses..................................        25,000
      Accounting fees and expenses.............................        10,000
      Miscellaneous fees.......................................        10,000
                                                               ----------------
      Total                                                      $    111,050
                                                               ================
     ---------------

All expenses are estimated except the Commission filing fee.

Item 15. Indemnification of Directors and Officers

         The Iowa Business Corporation Act permits us to indemnify our directors, officers, employees and agents, subject to limitations imposed by the
Iowa Business Corporation Act. Our Bylaws require us to indemnify directors and officers to the full extent permitted by the Iowa Business Corporation Act.

         Under Iowa law, a corporation may indemnify its directors and officers where: (i) the individual acted in good faith; (ii) the individual reasonably believed that (a) in the case of conduct in the individual's official capacity, that the individual's conduct was in the best interests of the corporation or
(b) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful, or the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

Item 16. Exhibits and Financial Statement Schedules

        EXHIBIT
          NO.                         DESCRIPTION OF EXHIBIT
        -------                       ----------------------
         4.1      Form of Warrant (to be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and
                  incorporated herein by reference)
         5.1      Opinion of Blackburn & Stoll, LC (Incorporated by reference to
                  Exhibit 5.1 of the Company's Registration Statement on
                  Form S-3 filed May 11, 2006, File No. 333-134016)
         23.1     Consent of L.L. Bradford & Company, LLC
         23.2     Consent of Blackburn & Stoll, LC (included in Exhibit 5.1
                  hereto)
         24.1     Powers of Attorney (included in the signature pages)
         ---------------

Item 17. Undertakings

A. The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

Provided, however, that subparagraphs (i), (ii) and (iii) above do apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities
Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b)
that is part of the registration statement.

         (2) That, for the purpose of determining any liability under the
Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purpose of determining liability under the Securities
Act to any purchaser:

                  (i) If the Registrant is relying on Rule 430B:

                           (a) Each prospectus filed by the Registrant pursuant
                  to Rule 424(b)(3) shall be deemed to be part of the
                  registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                           (b) Each prospectus required to be filed pursuant to
                  Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the
                  purpose of providing the information required by section 10(a)
                  of the Securities Act shall be deemed to be part of and
                  included in the registration statement as of the earlier of the date such form of prospectus is first used after
                  effectiveness or the date of the first contract of sale of

                                      II-2

                  securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration
                  statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the
                  initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the
                  registration statement or prospectus that is part of the
                  registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration
                  statement or prospectus that was part of the registration
                  statement or made in any such document immediately prior to such effective date; or

                  (ii) If the Registrant is subject to Rule 430C, each
         prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses field in reliance on
         Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B. For the purpose of determining liability of the Registrant under the
Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant hereby undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

         (1) any preliminary prospectus or prospectus of the undersigned
Registrant relating to the offering required to be filed pursuant to Rule 424;

         (2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

         (3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

         (4) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser. C. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the
Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to provisions described in Item 15 above or otherwise, the

                                      II-3

Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

E. The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h)
under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities
Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on June 9, 2006.

                                        GREEN PLAINS RENEWABLE ENERGY, INC.
                                        (Registrant)

                                        By /s/ Barry A. Ellsworth
                                           Barry A. Ellsworth,
                                           President, CEO and Chairman

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         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                         Title                             Date

 /s/ *                     President, CEO and Chairman (acts as     June 9, 2006
Barry A. Ellsworth         Principal Executive Officer)

  /s/ *                    COO, Secretary, Treasurer and            June 9, 2006
Dan Christensen            Director (acts as Principal
                           Financial Officer, Principal
                           Accounting Officer and Controller)

 /s/ *                     Director                                 June 9, 2006
David A. Hart

  /s/ *                    Director                                 June 9, 2006
Steve Nicholson

  /s/ *                    Director                                 June 9, 2006
Robert D. Vavra

  /s/ *                    Director                                 June 9, 2006
Wayne Hoovestol

  /s/ *                    Director                                 June 9, 2006
Hersch Patton

  /s/ *                    Director                                 June 9, 2006
Brian Peterson

*By /s/ Barry Ellsworth
Attorney-in-Fact

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